Exhibit 99.1

Rand Worldwide Appoints New Board Member

Manu Parpia Joins Board of Directors

FRAMINGHAM, MA – April 5, 2011 — Rand Worldwide, Inc. (OTCBB:RWWI), a global provider of technology solutions to organizations with engineering design and information technology requirements, announced today that Manu M. Parpia has been appointed to its board of directors.

“I’m pleased to welcome Manu Parpia to our board. His years of experience in the CAD and PLM space will be instrumental in helping to guide Rand Worldwide as we execute our growth plans,” stated Marc Dulude, Chief Executive Officer at Rand Worldwide. “Manu’s business acumen and global experience gained throughout his 30 year tenure in the technology industry make him a great asset to our board of directors and we look forward to his contributions to the company.”

Mr. Parpia was Chief Executive of the Electronic Business Equipment Division of Godrej & Boyce from the mid-eighties to 1999. During this period, he also founded Godrej Pacific, and served as its Managing Director from 1995 to 1999. In his activities with Godrej, he oversaw the design, development, manufacture and distribution of a variety of high-tech products. After his time at Godrej, he founded Geometric Ltd. and assumed the position of Managing Director, serving Geometric in that role until 2006. Today he sits on many boards including Geometric Ltd., 3d PLM Software Solutions Ltd., Virgo Engineers Ltd. and Godrej Infotech Ltd. In addition he is a Charter Member of The Indus Entrepreneurs (TiE) — Mumbai Chapter where he chairs their mentoring efforts.

About Rand Worldwide

Rand Worldwide, Inc. (OTCBB: RWWI) is one of the world’s leading providers of professional services and technology to the engineering community, targeting organizations in the building, infrastructure, and manufacturing industries. (www.rand.com)

Rand Worldwide is a trademark or registered trademark of Rand IMAGINiT Technologies Inc. and/or Rand A Technology Corporation in the US and/or other countries.

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Media Contacts:

Rand Worldwide Company Contact	Public Relations Contact
Chantale Marchand	Cyrus Mavalwala
Rand Worldwide	Cross Border Communications
Phone +1 (508) 663-1411	Phone +1 (416) 848-1885
cmarchand@rand.com	cyrus@crossborderpr.com